Exhibit 99.1

For Immediate Release	News Announcement

Cinemark USA, Inc. to Host Prospective Lenders’ Call and

Announces Launch of $400 Million of Senior Notes Offering

PLANO, Texas, December 3, 2012 –Cinemark Holdings, Inc. (NYSE:CNK) announced today that through its wholly-owned subsidiary, Cinemark USA, Inc. (the “Company”), it intends to host a prospective lenders’ call and commence a private offering (the “Offering”) that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) to eligible purchasers of $400 million aggregate principal amount of Senior Notes due 2022 (the “2022 Notes”). The 2022 Notes will be guaranteed by certain of the Company’s subsidiaries that guarantee or become liable with respect to any of the Company’s and the guarantors’ other debt.

Concurrently with the Offering, the Company is seeking to amend and restate its existing senior secured credit facilities (collectively, the “Amended and Restated Senior Secured Credit Facilities”). It is contemplated that the Amended and Restated Senior Secured Credit Facilities will be comprised of a $700 million term loan facility and a $100 million undrawn revolving credit facility that will refinance its existing credit facilities. The Offering is not contingent on the closing of the Amended and Restated Senior Secured Credit Facilities and there are no assurances when, or if, the Amended and Restated Senior Secured Credit Facilities will be consummated.

The 2022 Notes and the related guarantees will be offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, any securities, nor shall there be any sales of the 2022 Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

About Cinemark Holdings, Inc.

Cinemark is a leading domestic and international motion picture exhibitor, operating 461 theatres with 5,207 screens in 39 U.S. states, Brazil, Mexico, Argentina and 10 other Latin American countries as of September 30, 2012. For more information go to investors.cinemark.com.

Contact Information

Chanda Brashears, Investor Relations Manager

cbrashears@cinemark.com

972-665-1671

Forward-looking Statements

Certain matters within this press release include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. For a description of these factors, please review the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed February 29, 2012 and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such risk factors.